P. H. Glatfelter Company

Summary of Non-Employee Director Compensation
(effective May 1, 2006)

Type	Frequency	Amount
Board Retainer (1)	Annually	$27,000
Committee chairperson retainer	Annually	5,000
Board retreat	Annually	2,000
Board meetings	Per meeting	1,500
Committee meetings	Per meeting	1,000
Other: Restricted Stock Units (2)	Annually	15,500

(1)	Annual retainer two-thirds of which will consist of shares of Glatfelter common stock and one-third in cash.

(2)	Restricted stock units with a grant-date value of $15,500 vesting ratably over a three year period.